Exhibit 10.1

FRIEDMAN INDUSTRIES, INCORPORATED
KEY EMPLOYEE CHANGE IN CONTROL SEVERANCE PLAN

(As Adopted Effective September 18, 2024)

WHEREAS, Friedman Industries, Incorporated desires to adopt a Change In Control Severance Plan to provide severance benefits to certain officers and other key management employees as a result of a termination of employment in connection with a qualifying Change in Control transaction; and

WHEREAS, the Plan is intended to provide unfunded welfare benefits for a select group of management or highly compensated employees so as to qualify as an employee welfare benefit plan as defined in Section 3(1) of ERISA and meet the requirements of the exemption for welfare plans for certain selected employees in Department of Labor Regulation §2520.104-24 that is exempt from certain reporting and disclosure requirements under ERISA.

NOW, THEREFORE, Friedman Industries, Incorporated hereby adopts the Friedman Industries, Incorporated Key Employee Change In Control Severance Plan as set forth below, effective September 18, 2024.

1.	ESTABLISHMENT AND OBJECTIVE

1.1    Establishment. Friedman Industries, Incorporated adopts the plan set forth herein which will be known as “Friedman Industries, Incorporated Key Employee Change in Control Severance Plan” (the “Plan”).

1.2    Objective. The Plan is intended to enable the Company to attract and retain designated officers and other key management employees and maintain a stable work environment and provide economic security to those individuals by providing replacement income and certain benefits in the event of certain terminations of employment in connection with a qualifying Change in Control transaction.

2.	DEFINITIONS

Each word or phrase set forth below in this Section 2 shall have the meaning set forth in the applicable definition provided below for such word or phrase unless the context in which the word or phrase appears reasonably requires a broader, narrower or different meaning:

2.1    “Administrator” means, prior to a Change in Control, the Company, acting through the Board, or any person to whom the Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 7, but only to the extent of such delegation. After a Change in Control, “Administrator” means (a) the individuals (not fewer than three (3) in number) who, on the date six months prior to the Change in Control constitute the Board, plus, (b) in the event that fewer than three (3) individuals are available from the group specified in clause (a) above for any reason, such individuals as may be appointed by the individual or individuals so available (including for this purpose any individual or individuals previously so appointed under this clause (b)); provided, however, that the maximum number of individuals constituting the Administrator after a Change in Control shall not exceed seven (7).

2.2    “Affiliate” means any corporation, partnership, limited liability company or association, trust or other entity or organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (a) to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or comparable individuals of the controlled entity or organization, or (b) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

2.3    “Assets” means assets of any kind owned by the Company, including but not limited to securities of the Company’s direct and indirect subsidiaries and other Affiliates.

2.4    “Average Annual Bonus” means the average of the aggregate incentive bonuses (including both incentive bonuses paid on an annual basis and any paid on a quarterly basis) paid by the Company to the Participant during each of the three (3) years immediately prior to the date on which the Change in Control occurs; provided, however, that if a Participant’s Involuntary Termination occurs prior to consummation of a Change in Control, “Average Annual Bonus” shall mean the average of the aggregate incentive bonuses (including both incentive bonuses paid on an annual basis and any paid on a quarterly basis) paid by the Company to the Participant during each of the three (3) years immediately prior to the date on which the Participant’s Involuntary Termination occurs. If the Participant was not employed by the Company for a period long enough to qualify to be paid incentive bonuses during the three (3) year period referenced in the preceding sentence then such reference to three (3) shall be reduced to that number of years that the Participant was eligible to be paid such bonuses by the Company.

2.5    “Base Salary” means a Participant’s annual base salary from the Company in effect immediately preceding the Participant’s Involuntary Termination or, if greater, in effect immediately preceding the consummation of the Change in Control, and shall be determined without taking into account any reductions made without the Participant’s consent, and without taking into account any reduction for any employee-elected salary reduction contributions made to a qualified cash or deferred arrangement (within the meaning of section 401(k) of the Code) or for the purchase of benefits pursuant to a cafeteria plan (within the meaning of section 125(d) of the Code) maintained by the Company. For the avoidance of doubt, “Base Salary” does not include incentive pay, premium pay, commissions, overtime, bonuses or any other form of variable compensation.

2.6    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to those terms in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.7    “Board” means the Board of Directors of the Company.

2.8    “Cause” shall mean:

(a)    willful failure by the Participant to substantially perform the Participant’s duties with the Company or the acquirer in a Change in Control transaction or the Affiliate of either the Company or the acquirer (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness);

(b)    the Participant willfully engaging in conduct which is injurious, whether monetarily or otherwise, to the Company or the acquirer in a Change in Control transaction or the Affiliate of either the Company or the acquirer;

(c)    the Participant’s commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or the acquirer in a Change in Control transaction or the Affiliate of either the Company or the acquirer;

(d)    the Participant’s material and continued willful violation of any agreement with the Company or the acquirer in a Change in Control transaction or the Affiliate of either the Company or the acquirer; or

(e)    the Participant’s willful violation of state or federal securities laws.

For purposes of this definition, no act, or failure to act, on the Participant’s part shall be deemed “willful” if done, or omitted to be done, by the Participant in good faith and with reasonable belief that the act, or failure to act, was in the best interest of the Company or the acquirer in a Change in Control transaction or the Affiliate of either the Company or such acquirer.

2.9    “Change in Control” means the occurrence of any of the following events:

(a)    the consummation of a Merger of the Company with another Entity, unless the individuals and Entities who were the Beneficial Owners of the Voting Securities of the Company outstanding immediately prior to such Merger own, directly or indirectly, at least 50 percent of the combined voting power of the Voting Securities of any of the Company, the surviving Entity or the parent of the surviving Entity outstanding immediately after such Merger;

(b)    any Person, other than a Specified Owner, becomes a Beneficial Owner, directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding Voting Securities;

(c)    the individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board;

(d)    a sale, transfer, lease or other disposition of all or substantially all of the Company’s Assets is consummated (an “Asset Sale”), unless:

(1)    the individuals and Entities who were the Beneficial Owners of the Voting Securities of the Company immediately prior to such Asset Sale own, directly or indirectly, 50 percent or more of the combined voting power of the Voting Securities of the Entity that acquires such Assets in such Asset Sale or its parent immediately after such Asset Sale in substantially the same proportions as their ownership of the Company’s Voting Securities immediately prior to such Asset Sale; or

(2)    the individuals who comprise the board of directors or other governing body of the Company immediately prior to such Asset Sale constitute a majority of the board of directors or other governing body of either the Entity that acquired such Assets in such Asset Sale or its parent (or a majority plus one member where such board or other governing body is comprised of an odd number of directors); or

(e)    the stockholders or members of the Company approve a plan of complete liquidation or dissolution of the Company.

For the avoidance of doubt, a transaction will not constitute a Change in Control if its sole purpose is to (i) change the state of the Company’s incorporation, or (ii) create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately before such transaction.

2.10    “Change in Control Period” means the period beginning on the date three (3) months prior to, and ending on the date that is eighteen (18) months following, the occurrence of a Change in Control.

2.11    “Code” means the Internal Revenue Code of 1986, as amended, or any successor act.

2.12    “Company” means Friedman Industries, Incorporated, a Texas corporation.

2.13    “Company Group” means the Company and its subsidiaries.

2.14    “Effective Date” means September 18, 2024, the date on which the Plan was adopted.

2.15    “Entity” means any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity.

2.16    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor act.

2.17    “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor act.

2.18    “Good Reason” shall mean the occurrence (without the Participant’s express written consent) after any Change in Control and before the end of the Change in Control Period of any one of the following acts by the Company or an Affiliate employing the Participant, or failures by the Company or an Affiliate employing the Participant to act, unless, in the case of any act or failure to act described below which can be corrected by the Company or an Affiliate, such act or failure to act is corrected prior to the effective date of the Participant’s termination of employment for Good Reason:

(a)    the assignment to the Participant of any duties or responsibilities which are substantially diminished as compared to the Participant’s duties and responsibilities immediately prior to a Change in Control or a material change in the Participant’s reporting responsibilities, titles or offices as a key management employee of the Company and as in effect immediately prior to the Change in Control;

(b)    a material reduction in the Participant’s Base Salary as in effect immediately prior to a Change in Control;

(c)    a material reduction in the Participant’s aggregate annual bonus compensation (except for across the board reductions similarly affecting all individuals having a similar level of authority and responsibility with the Company and its Affiliates and all individuals having a similar level of authority and responsibility with any Person in control of the Company);

(d)    a material reduction in the employee benefits provided to the Participant immediately prior to the Change in Control;

(e)    the failure by the Company or an Affiliate to continue in effect any compensation plan in which the Participant participates immediately prior to the Change in Control which is material to the Participant’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company or an Affiliate to continue the Participant’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Participant’s participation relative to other participants, as existed immediately prior to the Change in Control;

(f)    the failure by the Company or an Affiliate to continue to provide the Participant with benefits substantially similar to those enjoyed by the Participant under any of the Company’s pension, savings, retirement, stock ownership, life insurance, medical, health and accident, or disability plans in which the Participant was participating immediately prior to the Change in Control (except for across the board changes similarly affecting all individuals having a similar level of authority and responsibility with the Company and its Affiliates and all individuals having a similar level of authority and responsibility with any Person in control of the Company), the taking of any other action by the Company or an Affiliate which would directly or indirectly materially reduce any of such benefits or deprive the Participant of any material fringe benefit enjoyed by the Participant at the time of the Change in Control, or the failure by the Company or an Affiliate to provide the Participant with the number of paid vacation days to which the Participant is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect immediately prior to the time of the Change in Control;

(g)    relocation of the Participant’s principal place of employment by more than 25 miles from the Participant’s then current principal place of employment (provided that such relocation results in an increase to the Participant’s daily commute); or

(h)    any purported termination of the Participant’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4.2 hereof;

provided that (i) the Participant provides written notice of any such change, reduction or requirement upon which the Participant intends to rely as the basis for a Good Reason termination to the Company, or its successor, within 90 days of the occurrence of such change, reduction or requirement, (ii) the Company, or its successor, fails to remedy the condition constituting such change, reduction or requirement within 30 days following receipt of the Participant’s notice, and (iii) the Participant terminates his or her employment within 120 days following the occurrence of such change, reduction or requirement.

2.19    “Incumbent Director” means:

(a)    a member of the Board on the Effective Date; or

(b)    an individual:

(i)    who becomes a member of the Board after the Effective Date;

(ii)    whose appointment or election by the Board or nomination for election by the Company’s stockholders is approved or recommended by a vote of at least two-thirds of the then serving Incumbent Directors (as defined herein); and

(iii)    whose initial assumption of service on the Board is not in connection with an actual or threatened election contest.

2.20    “Involuntary Termination” shall have the meaning set forth in Section 4.1,

2.21    “Merger” means a merger, consolidation or similar transaction.

2.22    “Participant” means an officer or key management employee of the Company who is and remains eligible to participate in the Plan under the provisions of Section 3, has been designated by the Administrator to participate in the Plan and has timely and properly executed and delivered a Participation Agreement to the Company.

2.23    “Participation Agreement” means an agreement in the form prescribed by the Administrator designating the Participant as eligible to participate in the Plan and under which the Participant accepts the terms and conditions of the Plan.

2.24    “Person” shall have the meaning ascribed to the term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof, except that the term shall not include (a) the Company or any of its Affiliates, (b) a trustee or other fiduciary holding Company securities under an employee benefit plan of the Company or any of its Affiliates, (c) an underwriter temporarily holding securities pursuant to an offering of those securities or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

2.25    “Plan” means the Friedman Industries, Incorporated Key Employee Change in Control Severance Plan, as set forth herein and as it may hereafter be amended from time to time.

2.26    “Pro-Rata Bonus” means a pro rata bonus equal to the amount of the Participant’s Average Annual Bonus described in Section 2.4 multiplied by a fraction, the numerator of which is the number of calendar days, in the year with respect to which such pro rata bonus is to be determined, that the Participant was employed by the Company Group and the denominator of which is three hundred sixty-five (365).

2.27    “Section 409A” means section 409A of the Code and the Department of Treasury rules and regulations issued thereunder.

2.28    “Severance Benefits” means the compensation and other benefits that the Participant will be provided in the circumstances described in Section 4 or as otherwise set forth in the Participant’s Participation Agreement.

2.29    “Severance Multiplier” means, for a Participant, the amount set forth in the last column of Exhibit A next to such Participant’s name and position.

2.30    “Specified Owner” means any of the following:

(a)    the Company;

(b)    an Affiliate of the Company;

(c)    an employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company;

(d)    a Person that becomes a Beneficial Owner of the Company’s outstanding Voting Securities representing 30 percent or more of the combined voting power of the Company’s then outstanding Voting Securities as a result of the acquisition of securities directly from the Company and/or its Affiliates; or

(e)    a Person that becomes a Beneficial Owner of the Company’s outstanding Voting Securities representing 30 percent or more of the combined voting power of the Company’s then outstanding Voting Securities as a result of a Merger if the individuals and Entities who were the Beneficial Owners of the Voting Securities of the Company outstanding immediately prior to such Merger own, directly or indirectly, at least 50 percent of the combined voting power of the Voting Securities of any of the Company, the surviving Entity or the Company of the surviving Entity outstanding immediately after such Merger in substantially the same proportions as their ownership of the Voting Securities of the Company outstanding immediately prior to such Merger.

2.31    “Voting Securities” means the outstanding securities entitled to vote generally in the election of directors or other governing body.

3.	ELIGIBILITY

3.1    Eligibility to Participate in the Plan. An officer or other key management employee of the Company is eligible to participate in the Plan if such individual is designated by the Administrator to participate in the Plan and is included on Exhibit A hereto as a Participant, as such Exhibit A may be amended from time to time by the Administrator. The Participants shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 404 of ERISA. Notwithstanding any other provision of the Plan, an employee of the Company shall not be eligible to participate in the Plan if there is in effect an individual severance agreement (including but not limited to any employment agreement that provides for severance benefits) or change in control agreement between the employee and the Company. A Participant shall cease to be a Participant if his or her employment terminates in any manner that does not qualify as an Involuntary Termination or as provided in Section 3.3.

3.2    Eligibility for Severance Benefits. A Participant is eligible to receive Severance Benefits under the Plan, as described in Section 5, only if he or she experiences an Involuntary Termination described in Section 4.

3.3    Discontinuance of Participation. Notwithstanding any other provision of the Plan, the Administrator may discontinue an individual’s participation in the Plan at any time by providing him or her written notice (the “Notice”) that he shall no longer participate in the Plan, provided, however, that a Change in Control has not occurred and the discontinuation of the individual’s participation in the Plan is not taken in anticipation of a Change in Control. If a Change in Control occurs within 12 months after the date the Notice is provided then there shall be a rebuttable presumption that the discontinuation of the individual’s participation in the Plan was taken in anticipation of a Change in Control unless the Administrator rebuts such presumption by clear and convincing evidence.

4.	INVOLUNTARY TERMINATION

4.1    Termination Without Cause or Good Reason Termination During the Change in Control Period. If during the Change in Control Period, (a) a Participant terminates his or her employment with the Company (or any Affiliate of the Company) for Good Reason, or (b) the Company (or any Affiliate of the Company) terminates the Participant’s employment for a reason other than Cause and other than due to the Participant’s death or long-term disability (such termination of employment described in (a) and (b) is referred to herein as an “Involuntary Termination”), then, subject to the Participant’s compliance with Section 4.3, the Participant will receive the Severance Benefits from the Company as provided in Section 5. For purposes of any determination regarding the existence of Good Reason, any claim by the Participant that Good Reason exists shall be presumed to be correct unless the Company establishes to the Administrator by clear and convincing evidence that Good Reason does not exist. The Administrator’s determination regarding the existence of Good Reason shall be conclusive and binding upon all parties unless the Administrator’s determination is arbitrary and capricious.

4.2    Notice of Termination. After a Change in Control, any purported termination of the Participant’s employment by the Company or an Affiliate or the Participant shall be communicated by a written Notice of Termination sent in accordance with Section 12.7 hereof. A “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in the Plan relied upon for such termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated. The Notice of Termination shall set forth the date of any purported termination of the Participant’s employment after the occurrence of a Change in Control (and, in the case of a termination by the Company or an acquirer, shall not be less than thirty (30) days after the date the Notice of Termination is delivered to the Participant). Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the board of directors (or comparable individuals) of the acquirer in the Change in Control transaction at a meeting of such board of directors (or comparable individuals) which was called and held for the purpose of considering such termination (after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant’s counsel, to be heard before such board of directors (or comparable individuals)) finding that, in the good faith opinion of the body, the Participant was guilty of conduct set forth in the definition of Cause, and specifying the particulars thereof in detail. No purported termination of the Participant’s employment by the Company or its successor or an Affiliate of the Company or its successor after a Change in Control shall be effective unless the Company complies with the procedures set forth in this Section 4.2.

4.3    Separation Agreement and Release. As a condition to receiving Severance Benefits under the Plan, a Participant who incurs an Involuntary Termination must properly execute and deliver to the Administrator, and not revoke, a separation agreement and release of all claims in favor of the Company Group in the form provided by the Administrator to the Participant not later than five (5) business days following the date the Participant incurs an Involuntary Termination (a “Release”), and such Release must become effective and irrevocable no later than the sixtieth (60th) day following the date on which the Participant incurred an Involuntary Termination (such sixtieth (60th) day is referred to as the “Release Deadline Date”). If the Participant’s Release does not become effective and irrevocable by the Release Deadline Date, the Participant will cease to be a Participant in the Plan and will forfeit all rights and benefits under the Plan including, without limitation, any right to the Severance Benefits that otherwise would be payable under the Plan. In no event will any Severance Benefits be paid or provided to a Participant until the Release from the Participant becomes effective and irrevocable.

4.4    Other Requirements. A Participant’s receipt of Severance Benefits will be subject to the Participant continuing to comply with the provisions of the Plan and the Release and the terms of any confidentiality, proprietary information and invention agreements and such other appropriate agreements between the Participant and the Company Group (or any member thereof). Severance Benefits under this Plan will terminate immediately for a Participant if the Participant, at any time, materially violates any such agreement and/or the provisions of the Release.

5.	BENEFITS

5.1    Severance Benefits. If a Participant incurs an Involuntary Termination and the Participant’s Release is effective and irrevocable by the Release Deadline Date, the Company will pay or provide the Participant the Severance Benefits set forth below:

(a)    Cash Severance. A lump sum payment in cash equal to the sum of: (i) the product of the Participant’s Severance Multiplier times the sum of the Participant’s (A) Base Salary and (B) Average Annual Bonus, plus (ii) the Participant’s Pro-Rata Bonus.

(b)    Group Health Plan Payment. A cash payment equal to the product of the Participant’s Severance Multiplier times 12 times the monthly contribution the Company makes to the cost for the Participant and, where applicable, the Participant’s spouse and dependents, to participate in the Company Group’s medical, dental and vision coverage, calculated based on the Company Group’s contribution cost for such coverage for the month immediately preceding the date the employee incurs an Involuntary Termination.

(c)    Outplacement Services. The Company shall, at its sole cost and expense, provide the Participant with outplacement services with the person or entity of the Participant’s choosing from among the Company’s preferred outplacement providers suitable to the Participant’s position for a period of one year or, if earlier, until the first acceptance by the Participant of an offer of employment; provided, however, that in no event shall the value of the outplacement services provided hereunder to any Participant exceed $10,000.

5.2    Effect on Other Plans, Agreements and Benefits. Any severance benefits payable to a Participant under the Plan will be reduced by and not in addition to any severance benefits to which the Participant would otherwise be entitled under any general severance policy or severance plan maintained by any member of the Company Group or any agreement between the Participant and any member of the Company Group that provides for severance benefits (unless the policy, plan or agreement expressly provides for severance benefits to be in addition to those provided under this Plan), and any severance benefits payable to a Participant under the Plan will be reduced by any severance benefits to which the Participant is entitled by operation of a statute or government regulations. Notwithstanding anything herein to the contrary, the Plan does not affect the terms of any outstanding equity or other incentive-based compensation awards, including, without limitation and without limiting the generality of this Section 5.2, under the Friedman Industries, Incorporated 2016 Restricted Stock Plan. The treatment of any such awards will be determined in accordance with the terms of the plans under which they were granted and any applicable award agreements.

5.3    Timing of Severance Benefits. The cash Severance Benefits described in Sections 5.1(a) and 5.1(b) that are payable to the Participant shall be paid in a lump sum on the Company’s first regularly scheduled payroll date following the Release Deadline Date subject to any delay in payment to the Specified Employee Payment Date required by Section 12.9. If a Participant dies after the date he provides the Release but before the Participant receives full payment of the benefits to which he is entitled, any unpaid benefits will be paid to the Participant’s surviving spouse, or if the Participant does not have a surviving spouse, to the Participant’s estate.

6.	WITHHOLDING

The Company or any Affiliate employing the Participant may withhold from any Severance Benefits paid under the Plan all income, employment, and other taxes required to be withheld under applicable law.

7.	PLAN ADMINISTRATION

7.1    Powers. The Administrator shall administer the Plan and has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan. Any reasonable determination made in good faith by the Administrator in carrying out, administering or construing the Plan shall be final and binding for all purposes and upon all interested persons and their respective heirs, successors, and legal representatives.

7.2    Delegation. The Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

7.3    Employment of Third Parties. The Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company or its successor.

7.4    Limitation of Liability. In no event shall the Administrator be personally liable for any action, determination or interpretation made in good faith with respect to the Plan. The Administrator shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by the Administrator or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan, unless arising out of the Administrator’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the Administrator may have as an officer or director or otherwise under the bylaws of the Company.

8.	AMENDMENT AND TERMINATION

Subject to the restrictions set forth in this Section 8, the Board may amend or terminate the Plan at any time. After a Change in Control occurs, the Plan may not be terminated or amended in any manner that would negatively affect a Participant’s rights under the Plan. Further, the Board may not amend or terminate the Plan in anticipation of a Change in Control in any manner that would negatively affect a Participant’s rights under the Plan. If a Change in Control occurs within 12 months after the date the Board amends or terminates the Plan then there shall be a rebuttable presumption that the amendment or termination of the Plan was made in anticipation of a Change in Control and shall not be effective in any manner that would negatively affect a Participant’s rights under the Plan unless the Administrator rebuts such presumption by clear and convincing evidence.

9.	SECTION 280G

9.1    Benefit Reduction. Notwithstanding anything in the Plan or any other plan or agreement to the contrary, in the event that any payment or benefit received or to be received by a Participant (whether pursuant to the terms of the Plan or any other plan, arrangement or agreement) (all such payments and benefits, the “Total Payments”) would not be deductible (in whole or in part) by the member of the Company Group making such payment or providing such benefits as a result of section 280G of the Code, then, to the extent necessary to make such portion of the Total Payments deductible, the portion of the Total Payments that do not constitute deferred compensation within the meaning of section 409A shall first be reduced (if necessary, to zero), and all other Total Payments shall thereafter be reduced (if necessary, to zero) with cash payments being reduced before non-cash payments, and payments to be paid last being reduced first, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of excise tax under Section 4999 of the Code (and any comparable state or local tax) to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

9.2    Determination. Any determination required under this Section 9 shall be made in writing in good faith by an accounting firm selected in good faith by the Company (the “Accountants”). The Company and the Participant shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. For purposes of making the calculations and determinations required by this Section 9, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of section 280G and section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Company and the Participant.

10.	CLAIM AND APPEAL PROCEDURES

10.1    Claim for Benefits. An individual who believes that he or she is entitled to, but has not received, benefits under the Plan (the “claimant”), or the claimant’s authorized representative, may present a claim for benefits to the Administrator at the address set forth in Section 12.7. All claims for benefits under the Plan shall be made in writing to the Administrator within sixty (60) days of the date of the alleged occurrence giving rise to the claim, and shall state the nature of the claim, the facts supporting the claim, the amount claimed, and the address of the claimant. The Administrator shall review the claim, and if the claim is wholly or partially denied, the Administrator shall, within ninety (90) days after receipt of the claim, give written or electronic notice to the claimant of the adverse benefit determination with respect to the claim (unless the Administrator determines that special circumstances require an extension of time for processing the claim, provided the extension does not exceed ninety (90) days and (i) the special circumstances causing the extension and (ii) the date by which the Administrator expects to render the benefit determination are communicated to the claimant in writing within the initial ninety (90) day period). Such notice shall be written in a manner calculated to be understood by the claimant and shall set forth (a) the specific reasons for the adverse determination, (b) references to the specific Plan provisions on which the determination is based, (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (d) a description of the appeal procedures under the Plan and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.

10.2    Appeal. If a claim is denied in whole or in part, the claimant may appeal the denial by filing a written request for review with the Administrator at the address set forth in Section 12.7 within sixty (60) days after the notice of the adverse benefit determination has been received by the claimant. The claimant shall be provided, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claimant’s claim. The claimant may submit written comments, documents, records and other information relating to the claim to the Administrator within the sixty (60) day period. The review on appeal will take into account all information submitted on appeal, whether or not it was provided for in the initial benefit determination. The Administrator shall review the appeal and, within sixty (60) days after receipt of the appeal, give written or electronic notice to the claimant of the decision with respect to the appeal (unless the Administrator determines that special circumstances require an extension of time for processing the appeal, provided the extension does not exceed sixty (60) days and (i) the special circumstances causing the extension and (ii) the date by which the Administrator expects to render the determination on review are communicated to the claimant in writing within the initial sixty (60) day period). The notice shall be written in a manner calculated to be understood by the claimant, and in the case of an adverse determination, such notice shall include (a) specific reasons for the adverse determination, (b) references to the specific Plan provisions on which the determination is based, and (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim.

10.3    Arbitration. If a claim is denied on appeal, any further dispute or controversy regarding such claim or appeal arising out of or relating to the Plan, including without limitation, any and all disputes, claims (whether in tort, contract, statutory or otherwise) or disagreements concerning the interpretation or application of the provisions of the Plan shall be resolved by arbitration in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect. No arbitration proceeding relating to the Plan may be initiated by the Participant unless the claims review and appeals procedures specified in this Section 10 have been exhausted. Within twenty (20) business days of the initiation of an arbitration hereunder, the Company (or acquirer) and the Participant will each separately designate an arbitrator, and within twenty (20) business days of selection, the appointed arbitrators will appoint a neutral arbitrator from the AAA Panel of Commercial Arbitrators. The arbitrators shall issue their written decision (including a statement of finding of facts) within thirty (30) days from the date of the close of the arbitration hearing. The decision of the arbitrators selected hereunder will be final and binding on all parties. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 (or replacement or successor statute). Pursuant to Section 9 of the Federal Arbitration Act, the Company (or any acquirer) and any Participant agree that a judgment of the United States District Court for the District in which the headquarters of the Company is located at the time of initiation of an arbitration hereunder may be entered upon the award made pursuant to the arbitration.

10.4    Administrator’s Authority. The Administrator shall have sole, absolute discretion over claims and appeals issues and determinations regardless of the timing of such determination or exercise of such discretion.

11.	UNFUNDED STATUS

The Participant shall have no right, title, or interest whatsoever in or to any assets of the Company or any investments which the Company may make to aid it in meeting its obligations under the Plan. The Participant’s right to receive payments under the Plan shall be no greater than the right of an unsecured general creditor of the Company.

12.	MISCELLANEOUS

12.1    Plan Not an Employment Contract. The adoption and maintenance of the Plan is not a contract between the Company and its employees that gives any employee the right to be retained in its employment. Likewise, it is not intended to interfere with the rights of the Company to terminate an employee’s employment at any time with or without notice and with or without cause or to interfere with an employee's right to terminate his or her employment at any time.

12.2    Alienation Prohibited. No benefits hereunder shall be subject to anticipation or assignment by a Participant, to attachment by, interference with, or control of any creditor of a Participant, or to being taken or reached by any legal or equitable process in satisfaction of any debt or liability of a Participant prior to its actual receipt by the Participant. Any attempted conveyance, transfer, assignment, mortgage, pledge, or encumbrance of the benefits hereunder prior to payment thereof shall be void.

12.3    Severability. Each provision of the Plan may be severed. If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.

12.4    Binding Effect. The Plan shall be binding upon any successor of the Company. Further, the Company and the Board shall not authorize a Change in Control that is a Merger or a sale transaction unless the acquirer or the Company’s successor agrees to take such actions as are necessary to cause all Participants to be paid or provided all benefits due under the terms of the Plan as in effect immediately prior to the Change in Control.

12.5    No Mitigation. The Company agrees that if the Participant’s employment with the Company terminates during the term of the Plan, the Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company pursuant to the Plan. Further, except as expressly provided otherwise herein, the amount of any payment or benefit provided for in the Plan shall not be reduced by any compensation earned by the Participant as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.

12.6    Other Amounts Due. Except as expressly provided otherwise herein, the payments and benefits provided for in the Plan are in addition to and not in lieu of amounts and benefits that are earned by a Participant prior to his Involuntary Termination. The Company shall pay a Participant any compensation earned prior to the date the Participant incurs an Involuntary Termination but not previously paid the Participant. Further the Participant shall be entitled to any other amounts or benefits due the Participant in accordance with any contract, plan, program or policy of the Company or any of its Affiliates. Amounts that the Participant is entitled to receive under any plan, program, contract or policy of the Company or any of its Affiliates at or subsequent to the Participant’s Involuntary Termination shall be payable or otherwise provided in accordance with such plan, program, contract or policy, except as expressly modified herein.

12.7    Notices to Participants. For the purpose of the Plan, notices provided for in the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, in the case of a notice to the Participant, to the Participant’s residential address shown in the records of the Company, or to such other address as the Participant may have furnished to the Company in writing, and in the case of a notice to the Company or any Affiliate, to the address of the Company’s then current Corporate Headquarters.

12.8    Governing Law. All provisions of the Plan shall be construed in accordance with the laws of the State of Texas, except to the extent preempted by federal law and except to the extent that the conflicts of laws provisions of the State of Texas would require the application of the relevant law of another jurisdiction, in which event the relevant law of the State of Texas will nonetheless apply, with venue for litigation being solely and exclusively in Houston, Texas.

12.9    Compliance With Section 409A. It is intended that payments and benefits under the Plan comply with Section 409A, to the extent subject thereto, or with an exemption thereunder, and accordingly, to the maximum extent permitted, the Plan shall be interpreted accordingly. Any payments or benefits under the Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral or otherwise shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under the Plan shall be treated as a separate payment. Notwithstanding anything contained herein to the contrary, a Participant shall not be considered to have terminated employment with the Company Group for purposes of any payments under the Plan which are subject to Section 409A until the Participant has incurred a “separation from service” from the Company Group within the meaning of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, if the Participant is a “specified employee” (as that term is defined for purposes of Section 409A) as of the date of his or her separation from service then to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that are required to comply with, and are not otherwise exempt from, Section 409A and that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six-month period immediately following the Participant’s separation from service shall instead be paid or provided on the first business day after the date that is six (6) months following such Participant’s separation from service (or, if earlier, the Participant’s date of death) (such date of payment, the “Specified Employee Payment Date”). The aggregate of any such payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Participant in a lump sum (without interest) on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to a Participant under the Plan shall be paid to the Participant on or before the last day of the year following the year in which the expense was incurred, the amount of expenses eligible for reimbursement (and in kind benefits provided to the Participant) during one calendar year may not affect amounts reimbursable or in kind benefits provided in any other calendar year, and any right to reimbursements or in-kind benefits under this Plan shall not be subject to liquidation or exchange for another benefit. The Company Group makes no representation that any or all of the payments described in the Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment, and in no event shall the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of any non-compliance with Section 409A.

12.10    Number and Gender. As used in the Plan, unless the context otherwise expressly requires to the contrary, references to the singular include the plural, and vice versa; references to the masculine include the feminine and neuter; references to “including” mean “including (without limitation)”; and references to Sections and clauses mean the sections and clauses of the Plan.

12.11    Headings. The headings of Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

IN WITNESS WHEREOF,  the Company has caused the Plan to be executed effective the Effective Date.

FRIEDMAN INDUSTRIES, INCORPORATED

By:	/s/ Michael J. Taylor
Name:	Michael J. Taylor
Title:	President and CEO
Date:	September 18, 2024